Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ADVANCED ANALOGIC TECHNOLOGIES

INCORPORATED

at

$5.80 NET PER SHARE

by

POWERCO ACQUISITION CORP.

A WHOLLY OWNED SUBSIDIARY OF

SKYWORKS SOLUTIONS, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00

MIDNIGHT, EASTERN STANDARD TIME, AT THE END OF MONDAY, JANUARY 9, 2012,

UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated December 9, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which, as each may be amended from time to time, together constitute the “Offer”) relating to an offer by PowerCo Acquisition Corp., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of Skyworks Solutions, Inc., a Delaware corporation (“Skyworks”), to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Advanced Analogic Technologies Incorporated, a Delaware corporation (“AATI”), at $5.80 per Share, net to the seller in cash without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith. If your certificates for Shares are not immediately available or if you cannot deliver such certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) on or prior to the expiration of the Offer, or if you cannot complete the procedure for book-entry transfer on a timely basis, then you may be able to tender your Shares according to the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

Also enclosed is AATI’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The tender price is $5.80 per Share, net to you in cash without interest and subject to any required withholding of taxes.

2.	The Offer and withdrawal rights expire at 12:00 midnight, Eastern Standard Time, at the end of Monday, January 9, 2012, unless the Offer is extended (as extended, the “Expiration Date”).

3.	The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 26, 2011, among Skyworks, Offeror and AATI, as amended by Amendment No. 1 dated November 30, 2011 (as so amended, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law, Offeror will be merged with and into AATI (the “Merger”). Following the effective time of the Merger (the “Effective Time”), AATI will continue as the surviving corporation and become a wholly owned subsidiary of Skyworks, and the separate corporate existence of Offeror will cease.

4.	AATI’s board of directors has unanimously (1) determined that the Offer and the Merger are advisable, fair to, and in the best interests of AATI and its stockholders, (2) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (3) recommended that AATI’s stockholders tender their Shares in the Offer and adopt the Merger Agreement.

5.	The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn a number of Shares that represents at least a majority of the Shares outstanding immediately prior to the expiration of the Offer. The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 14 — “Conditions of the Offer” of the Offer to Purchase. The Offer is not conditioned upon Skyworks or Offeror obtaining financing.

6.	Any stock transfer taxes applicable to the sale of the Shares to Offeror pursuant to the Offer will be paid by Offeror, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. Skyworks and Offeror are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Skyworks and Offeror become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Skyworks and Offeror will make a good faith effort to comply with that state statute. If, after a good faith effort, Skyworks and Offeror cannot comply with the state statute, Offeror will not make the Offer to, nor will Offeror accept tenders from or on behalf of, AATI stockholders in that state.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the Expiration Date.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

by

POWERCO ACQUISITION CORP.

A WHOLLY OWNED SUBSIDIARY OF

SKYWORKS SOLUTIONS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated December 9, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by PowerCo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Skyworks Solutions, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Advanced Analogic Technologies Incorporated at $5.80 per Share, net to the seller in cash without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered	SIGN HERE

Shares*

Signature(s)

Name(s)

Dated , 201	Address(es)

(Zip Code)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.